[NATCO Group Logo] Press Release

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NATCO Announces Investment in Japanese Affiliate by Modec Inc. and Daiichi Jitsugyo, Ltd.

  Venture to Pursue Growing FPSO Market

  Sale Proceeds Total $3 Million

Houston, Texas, USA (July 20, 2006): NATCO Group Inc. (NYSE: NTG) announced today that it has sold shares representing twenty-five percent ownership in its affiliate, NATCO Japan Company Ltd., to Modec Inc. (Modec) and to Daiichi Jitsugyo, Ltd. (DJK), an existing NATCO Japan shareholder. NATCO Japan will draw on the combined strengths of its shareholders to expand the reach of its product technologies and addressable markets including the floating production, storage and off loading (FPSO) vessel market.

John U. Clarke, Chairman and Chief Executive Officer, said, "We are delighted that Modec is investing in NATCO Japan and that DJK has increased its ownership interest. Their capabilities, in combination with NATCO's full range of oil and water technologies and our experience in engineering and designing process systems for topsides, better position NATCO Japan for significant growth in the years ahead. We are also fortunate that Mr. Toshio Nakayama will continue in his role as President of NATCO Japan."

Clarke said, "Modec brings world-renowned expertise, reputation and years of valuable experience in the FPSO construction market. They are committed to expanding their vessel fleet in the years ahead. Access to this large and growing market will be greatly enhanced by NATCO Japan's new association with Modec."

Clarke added, "DJK has been a longstanding partner in NATCO Japan and over the years has played a key role in strategically positioning NATCO technologies in the markets historically served by NATCO Japan, particularly in electrostatic oil dehydration/desalting for domestic refineries and gas treatment. They have also provided marketing, financial and administrative services to NATCO Japan which have been important to the Company's success to date."

Clarke concluded, "These investments are further recognition of the value of NATCO's product technology portfolio and execution capabilities. The new ownership structure is yet another milestone towards our stated goal of achieving accelerated growth through the globalization of our business via strategic alliances with industry leading companies sharing complementary objectives."

Pursuant to the terms of the transaction, NATCO will sell a 20% interest in NATCO Japan to Modec and an incremental 5% interest in NATCO Japan to DJK. The resulting ownership will be 60% NATCO; 20% Modec; and 20% DJK. NATCO also will enter into a new, non-exclusive technology license agreement with NATCO Japan for a number of proprietary technologies with royalties payable on all patented technologies. NATCO and Modec will provide scope of supply to NATCO Japan's projects acting as subcontractors.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.